Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of June 6, 2007, by and between Gerald R. Dinkel (“Employee”) and Cubic Corporation (“Cubic”) in accordance with the following terms and conditions.

Cubic has decided to eliminate the position of President and Chief Executive Officer in its Cubic Defense Applications (“CDA”) wholly owned subsidiary.  This will eliminate Employee’s job.

However, for a transition period and in fairness to Employee, Cubic desires to retain Employee to provide the services described below.

Now, therefore, in consideration of the promises, mutual covenants and conditions herein set forth, the parties agree as follows:

1.             Duties and Employment Relationship.

Cubic hereby employs Employee for the period June 6, 2007 through June 6, 2008 to work on special projects as may be reasonably assigned by the Cubic Board of Directors or the Cubic Chief Executive Officer, or his designee. Employee shall only be given duties commensurate with his previous position at Cubic. Employee’s previous position as President and Chief Executive Officer-Defense Group is terminated by mutual agreement effective June 5, 2007.  Employee has signed an agreement entitled Release Agreement, dated June 6, 2007, which contains the parties’ agreements with respect to his previous position, among other things.  The Release Agreement is incorporated herein by this reference, as though set forth here in full.

2.             Term.

The term (“Term”) of this Agreement shall commence on the date hereof and shall expire on June 6, 2008 without any requirement that either party give notice of termination or expiration.  On that date the employment relationship between the parties shall cease unless the parties subsequently enter into another written agreement containing the terms of employment for any future period.

3.             Compensation.

During the Term Employee shall be compensated at the gross rate of $14,800 per each bi-weekly pay period (the “Base Salary”).  Employee shall receive the following employee benefits (collectively “Benefits”) during the term of this Agreement, but no others:

Auto allowance of $276.92, gross, for each bi-weekly pay period.

Medical and Dental Insurance for Employee in the standard form of Cubic benefits from time to time.  Employee may add his spouse to this insurance at his expense for the same period of time.

Executive Life Insurance in the existing face amount.

One Executive Health Physical at Scripps in early 2008.

Long Term Disability, Short Term Disability and AD&D Insurance for Employee in the standard form of Cubic benefits, from time to time.

Participation in the Cubic Profit-Sharing Plan for fiscal year 2007.

Reimbursement for reasonable and necessary business expenses requested to be undertaken in connection with assigned duties, in accordance with Cubic’s then existing policies and practices.

Employee shall receive up to three months of professional marketing/executive outplacement services at a cost not to exceed $10,000. Employee may also receive an additional three months of such services, not to exceed $2,000 per month, at Cubic’s discretion. Employee shall arrange for Cubic’s Human Resources Department to be invoiced directly for such services.

Except as otherwise provided herein, Employee will not be eligible to participate in any Cubic benefits or plans, including any bonus plan, of any nature.

4.             Confidentiality and Nondisclosure.

In connection with the performance of this Agreement, Employee acknowledges that he may have access to Cubic and/or CDA trade secrets and other confidential or proprietary information, and other secret or confidential matters relating to the products, sales or services of Cubic, CDA or their affiliates.  Employee agrees to refrain from disclosing any confidential information, trade secrets or proprietary information relating to product, processes, techniques, future developments, costs, profits, business development, market information and other subject matter pertaining to any of the business of Cubic, CDA or their affiliates acquired or learned prior to or during the term of this Agreement.

5.             Existing and Other Agreements.

This Agreement shall supersede any previous employment agreements, written, verbal, implied or otherwise.  It shall supersede any previous negotiations or discussions of any nature.  This Agreement shall not affect or supersede the following existing agreements between Employee and Cubic: Invention and Secrecy, Conflict of Interest, Corporate Ethical Conduct and Arbitration Agreements.

6.             Termination and Severance.

Employee is at-will and either party may terminate the Agreement before the expiration of its term with or without cause.  If this Agreement is terminated by Cubic without cause prior to the expiration of its term, Employee shall be entitled to severance compensation (“Severance”) equivalent to his Base Salary and Benefits for the remaining term of the Agreement, to be paid on the schedule set forth in paragraph 3.

In the event that Employee receives Severance compensation he shall, as a condition to receiving that compensation, execute an additional written agreement in substantially the same form as he is executing concurrently herewith releasing the Company and its affiliates, officers, directors or employees from any and all claims that he may have against all of them.

If Employee voluntarily terminates this Agreement before the end of its term, or if the Agreement is terminated by Cubic for cause prior to the expiration of its term, Employee shall receive NO Severance pay.

For purposes of this provision, the term “cause” shall include, but not be limited to, the following circumstances occurring during the course of the Agreement:

•              Violation of any Cubic policy.

•              Violation of any state, federal or local ordinance or regulation affecting Cubic business or Employee’s performance of his duties; provided that such violation must be the result of negligent, careless or knowing conduct by the Employee.

•              Any form of dishonesty, harassment, unlawful discrimination, threats, violence or misuse of Cubic property or funds.

•              Any disparagement or statement designed to be, or having the effect of being or constituting, embarrassing, a personal attack, retribution, revenge, vindication or any public or non-privileged private statement of any kind concerning Cubic, CDA, their affiliates, or their officers, directors, employees or agents.

•              Any solicitation of any current or future employee of Cubic or its affiliates to leave his or her job with Cubic or its affiliates, made within any period in which compensation is being paid to Employee.

•              Any communication to any past, present or potential customer of Cubic or its affiliates with the intent to cause such customer to not do business with, or to cease doing business with, Cubic or its affiliates.

•              Any misuse or misappropriation of Cubic or its affiliates’ intellectual property or confidential information.

•              Breach of this Agreement or breach of any other existing agreement between the parties.

Neither party shall have any obligation to continue the employment relationship beyond the term of the Agreement.

Any disputes arising under this Agreement or relating to Employee’s employment by Cubic shall be resolved pursuant to the Arbitration Agreement in effect between Employee and Cubic, which shall survive the execution of this Agreement.

7.  Employment During the Term of This Agreement.

During the term of this Agreement, Employee may obtain additional employment.

8.  Other Provisions.

a)              This Agreement shall be governed by the laws of the State of California without regard to any choice of law provisions.  Any issues of arbitrability under an existing Arbitration Agreement shall be governed by the Federal Arbitration Act.

b)             This Agreement may be executed in counterparts.  Each such counterpart shall be deemed an original agreement and together shall constitute one and the same agreement.

c)              This Agreement shall not be interpreted for or against either party on the basis that such party drafted the Agreement or any provision thereof.

d)             This Agreement shall be effective as of June 6, 2007.

e)              This Agreement may be amended only by a subsequent agreement in writing and signed by the party to be charged.

f)                Each party enters into this Agreement voluntarily, free from coercion or duress, and having had the opportunity to consult with counsel of his/its choice regarding the Agreement and the effect of signing the Agreement.

CUBIC CORPORATION	EMPLOYEE

/s/ William W. Boyle	/s/ Gerald R. Dinkel

William W. Boyle	Gerald R. Dinkel
Senior Vice President and
Chief Financial Officer

Dated: June 14, 2007